EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of Atlantic Avenue Acquisition Corp, a Delaware corporation, beneficially owned by each of them. This Joint Filing Agreement may be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 2nd day of February, 2021.

ATLANTIC AVENUE PARTNERS LLC

By: Atlantic Avenue Partners GP LLC, its Managing Member

By:	/s/ Ashok Nayyar
Name:	Ashok Nayyar
Title:	Sole and Managing Member

ATLANTIC AVENUE PARTNERS GP LLC

By:	/s/ Ashok Nayyar
Name:	Ashok Nayyar
Title:	Sole and Managing Member

ASHOK NAYYAR

/s/ Ashok Nayyar
Ashok Nayyar